Exhibit 10.14

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT is made to the Employment Agreement (the “Employment Agreement”) effective as of February 1, 2007, by and between BRE Properties, Inc. (the “Company”), and Kerry Fanwick (“Executive”) and is made effective as of December 31, 2008 (the “Amendment Effective Date”).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend the Employment Agreement as follows:

1. Annual Bonus. The last sentence of Section 3.2 is deleted in its entirety and replaced with the following: “The Annual Bonus, if earned, shall be paid within two and one-half months after the end of each fiscal year.”

2. Payment on Death or Disability. Section 8.1(a) is hereby amended by modifying the time period within which the Company must make payments pursuant to such section upon death or Disability to be within 2 and one-half months after the close of the fiscal year in which the death or Disability occurred.

3. Payments Upon Termination without Cause. Section 8.1(c) is hereby amended to add the following after to the end of such section:

Additionally, Executive’s right to receive such payments is conditioned upon Executive executing the release in the form attached hereto as Exhibit B no later than forty-five (45) days after the Termination Date.

4. Timing of Payment Upon Change in Control. Section 8.2(b) is amended by adding the following immediately after the reference to Section 8.2(g): “(provided that such release is received within 45 days of the Termination Date).”

5. Termination following Change in Control. The definition of the term “Good Reason” contained in Section 8.2(b) is amended by deleting the proviso at the end of the definition and replacing it with the following:

provided in each case that, within 90 business days of the event set forth in (i) or (ii), Executive presents the Company or the Continuing Employer, as the case may be, with at least 30-days’ prior written notice of his termination of employment stating that such termination was for a reason set forth in (i) or (ii) and the Company or the Continuing Employer, as the case may be, did not cure such material reduction or relocation within 30 days after receipt of such notice.

6. Interpretation and Advice of Counsel. Executive was advised to seek the advice of counsel in connection with the negotiation of this Amendment. Executive has been given the opportunity to do so and this Amendment has been drafted jointly by the parties. Any uncertainty or ambiguity shall not be construed for or against any party based on attribution of drafting to any party.

7. Definitions. Terms beginning with an initial capital letter not defined herein shall have the meaning given to them in the Employment Agreement.

8. Effect of Amendment. Accept as amended by this First Amendment, the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, this First Amendment has been executed as of the Effective Date.

BRE PROPERTIES, INC.	EXECUTIVE

/s/ Constance B. Moore	/s/ Kerry Fanwick
Constance B. Moore Chief Executive Officer	Kerry Fanwick